Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-277758, 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182, 333-218807, 333-254155, and 333-254167) and Form S-8 (No. 333-101651, 333-122844, 333-163396, 333-192531, 333-205661, 333-219204, 333-233132, 333-254158, 333-259853, 333-275505 and 333-289644) of Lineage Cell Therapeutics, Inc. (the “Company”), of our report dated March 5, 2026, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Diego, California
March 5, 2026